UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange of 1934 (Amendment No.          )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☒	Preliminary Proxy Statement.
☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2)).
☐	Definitive Proxy Statement.
☐	Definitive Additional Materials.
☐	Soliciting Material Pursuant to Section 240.14a-12.

TRANSCONTINENTAL REALTY INVESTORS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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PRELIMINARY PROXY MATERIAL

TRANSCONTINENTAL REALTY INVESTORS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 13, 2023

Transcontinental Realty Investors, Inc. will hold its Annual Meeting of Stockholders on Wednesday, December 13, 2023, at 9:30 a.m., local Dallas, Texas time, at 1603 LBJ Freeway, Suite 800, Dallas, Texas 75234. The purpose of the meeting is to consider and act upon:

●         Election of a Board of six directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

●          Ratification of the appointment of Farmer, Fuqua & Huff, P.C. as the independent registered public accounting firm.

●          Voting on a proposed Amendment to ARTICLE TENTH of the Articles of Incorporation.

●         Voting on a Stockholder Proposal to engage an investment banking firm to evaluate alternatives that will maximize share value for all stockholders, if properly presented at the meeting and not previously withdrawn.

●          Such other matters as may properly be presented at the Annual Meeting.

Only Stockholders of record at the close of business on Monday, November 6, 2023, will be entitled to vote at the meeting.

Your vote is important. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card in the accompanying envelope provided. Your completed proxy will not prevent you from attending the meeting and voting in person should you choose.

Dated: November 7, 2023

By order of the Board of Directors,

Louis J. Corna
Executive Vice President, General Counsel, Tax
Counsel and Secretary

This Proxy Statement is available at www.transconrealty-invest.com.

Among other things, the Proxy Statement contains information regarding:

● The date, time and location of the meeting

● A list of the matters being submitted to Stockholders

● Information concerning voting in person

PRELIMINARY PROXY MATERIAL

TRANSCONTINENTAL REALTY INVESTORS, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD DECEMBER 13, 2023

The Board of Directors of Transcontinental Realty Investors, Inc. (the “Company” or “we” or “us”) is soliciting proxies to be used at the Annual Meeting of Stockholders following the fiscal year ended December 31, 2022 (the “Annual Meeting”). Distribution of this Proxy Statement and a Proxy Form is scheduled to begin on November 9, 2023. The mailing address of the Company’s principal executive offices is 1603 LBJ Freeway, Suite 800, Dallas, Texas 75234.

About the Meeting

Who Can Vote

Record holders of Common Stock of the Company at the close of business on Monday, November 6, 2023 (the “Record Date”), may vote at the Annual Meeting. On that date, 8,639,316 shares of Common Stock were outstanding. Each share is entitled to cast one vote.

How Can You Vote

If you return your signed proxy before the Annual Meeting, we will vote your shares as you direct. You can specify whether your shares should be voted for all, some or none of the nominees for director. You can also specify whether you approve, disapprove or abstain from the other proposal to ratify the selection of auditors.

If a proxy is executed and returned but no instructions are given, the shares will be voted according to the recommendations of the Board of Directors. The Board of Directors recommends a vote FOR Proposals 1, 2 and 3 and AGAINST the Stockholder Proposal 4.

Revocation of Proxies

You may revoke your proxy at any time before it is exercised by (a) delivering a written notice of revocation to the Corporate Secretary, (b) delivering another proxy that is dated later than the original proxy, or (c) casting your vote in person at the Annual Meeting. Your last vote will be the vote that is counted.

Vote Required

The holders of a majority of the shares entitled to vote who are either present in person or represented by a proxy at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. As of November 6, 2023, there were 8,639,316 shares of Common Stock issued and outstanding. The presence, in person or by proxy, of stockholders entitled to cast at least 4,319,659 votes constitutes a quorum for adopting the proposals at the Annual Meeting. If you have properly signed and returned your proxy card by mail, you will be considered part of the quorum, and the persons named on the proxy card will vote your shares as you have instructed. If the broker holding your shares in “street” name indicates to us on a proxy card that the broker lacks discretionary authority to vote your shares, we will not consider your shares as present or entitled to vote for any purpose.

A plurality of the votes cast is required for the election of directors. This means that the director nominee with the most votes for a particular slot is elected to that slot. A proxy that has properly withheld authority with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

For the other proposal, the affirmative vote of the holders of a majority of the shares represented in person or by proxy entitled to vote on the proposal will be required for approval. An abstention with respect to such proposal will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

As of the Record Date, affiliates held 7,392,646 shares representing approximately 85.57% of the shares outstanding. These affiliates have advised the Company that they currently intend to vote all of their shares in favor of the approval of proposals 1, 2 and 3, and against the Stockholder Proposal 4.

If you received multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should vote each proxy card to ensure that all your shares are voted.

Other Matters to be Acted Upon at the Annual Meeting

We do not know of any other matters to be validly presented or acted upon at the Annual Meeting. Under our Bylaws, no business besides that stated in the Annual Meeting Notice may be transacted at any meeting of stockholders. If any other matter is presented at the Annual Meeting on which a vote may be properly taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

Expenses of Solicitation

The Company is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. Some of our directors, officers and employees may solicit proxies personally, without any additional compensation, by telephone or mail. Proxy materials will also be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names.

Available Information

Our internet website address is www.transconrealty-invest.com. We make available free of charge through our website our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the Securities and Exchange Commission (“SEC”). In addition, we have posted the Charters of our Audit Committee, Compensation Committee, and our Governance and Nominating Committee, as well as our Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers, Corporate Governance Guidelines and Corporate Governance Guidelines on Director Independence, all under separate headings. These charters and principles are not incorporated in this instrument by reference. We will also provide a copy of these documents free of charge to stockholders upon written request. The Company issues Annual Reports containing audited financial statements to its common stockholders.

Multiple Stockholders Sharing the Same Address

The SEC rules allow for the delivery of a single copy of an annual report and proxy statement to any household at which two or more stockholders reside, if it is believed the stockholders are members of the same family. Duplicate account mailings will be eliminated by allowing stockholders to consent to such elimination, or through implied consent if a stockholder does not request continuation of duplicate mailings. Depending upon the practices of your broker, bank or other nominee, you may need to contact them directly to continue duplicate mailings to your household. If you wish to revoke your consent to house holding, you must contact your broker, bank or other nominee.

If you hold shares of common stock in your own name as a holder of record, house holding will not apply to your shares.

If you wish to request extra copies free of charge of any annual report, proxy statement or information statement, please send your request to Transcontinental Realty Investors, Inc., Attention: Investor Relations, 1603 LBJ Freeway, Suite 800, Dallas, Texas 75234 or call (800) 400-6407.

Questions

You may call our Investor Relations Department at 800-400-6407 if you have any questions.

PLEASE VOTE - YOUR VOTE IS IMPORTANT

Corporate Governance and Board Matters

The affairs of the Company are managed by the Board of Directors. The Directors are elected at the annual meeting of stockholders each year or appointed by the incumbent Board of Directors and serve until the next annual meeting of stockholders or until a successor has been elected or approved.

During the past few years, changes occurred in the membership of the Board of Directors. On January 28, 2020, the Board was expanded from four to five, and William J. Hogan was elected, effective February 1, 2020, to fill the vacancy created by the expansion. On March 10, 2021, the Board was expanded from five to six, and Bradford A. Phillips was elected, effective March 11, 2021, to fill the vacancy created by the expansion. On October 10, 2023, Raymond D. Roberts, Sr., age 91, a director since June 2, 2016, resigned and effective October 11, 2023, Fernando Victor Lara Celis was elected a director to fill the vacancy created by the Roberts resignation.

Current members of the Board

The members of the Board of Directors on the date of this proxy statement and the committees of the Board on which they serve are identified below:

Director	Audit Committee	Compensation Committee	Governance and Nominating Committee
Henry A. Butler
William J. Hogan	✓	✓	✓
Robert A. Jakuszewski	✓	✓	Chair
Ted R. Munselle	Chair	✓	✓
Bradford A. Phillips
Fernando Victor Lara Celis

Role of the Board’s Committees

The Board of Directors has standing Audit, Compensation and Governance and Nominating Committees.

Audit Committee. The functions of the Audit Committee are described below under the heading “Report of the Audit Committee.” The charter of the Audit Committee was adopted on February 19, 2004, and is available on the Company’s Investor Relations website (www.transconrealty-invest.com). All of the members of the Audit Committee are independent within the meaning of SEC regulations, the listing standards of the New York Stock Exchange (“NYSE”) and the Company’s Corporate Governance Guidelines. Mr. Munselle, a member and Chair of the Audit Committee, is qualified as an “audit committee financial expert” within the meaning of SEC regulations and the Board has determined that he has accounting and related financial management expertise within the meaning of the listing standards of the NYSE. All of the members of the Audit Committee meet the independence and experience requirements of the listing standards of the NYSE. The Audit Committee met five times during 2022.

Governance and Nominating Committee. The Governance and Nominating Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of the Company’s Corporate Governance Guidelines. In addition, the Governance and Nominating Committee develops and reviews background information on candidates for the Board and makes recommendations to the Board regarding such candidates. The Governance and Nominating Committee also prepares and supervises the Board’s annual review of director independence and the Board’s performance self-evaluation. The charter of the Governance and Nominating Committee was adopted on March 17, 2004, and is available on the Company’s Investor Relations website (www.transconrealty-invest.com). All of the members of the Governance and Nominating Committee are independent within the meaning of the listing standards of the NYSE and the Company's Corporate Governance Guidelines. The Governance and Nominating Committee met two times during 2022.

Compensation Committee. The Compensation Committee is responsible for overseeing the policies of the Company relating to compensation to be paid by the Company to the Company’s principal executive officer and any other officers designated by the Board and make recommendations to the Board with respect to such policies, produce necessary reports on executive compensation for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations and to monitor the development and implementation of succession plans for the principal executive officer and other key executives and make recommendations to the Board with respect to such plans. The charter of the Compensation Committee was adopted on March 17, 2004, and is available on the Company’s Investor Relations website (www.transconrealty-invest.com). All of the members of the Compensation Committee are independent within the meaning of the listing standards of the NYSE and the Company’s Corporate Governance Guidelines. The Compensation Committee is to be comprised of at least two directors who are independent of management and the Company. The Compensation Committee met two times during 2022.

Presiding Director

In May 2004, the Board created a new position of Presiding Director, whose primary responsibility is to preside over periodic executive sessions of the Board in which management directors and other members of management do not participate. The Presiding Director also advises the Chairman of the Board and, as appropriate, Committee chairs with respect to agendas and information needs relating to Board and Committee meetings, provides advice with respect to the selection of Committee chairs and performs other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities. In December 2022, the non-management members of the Board designated Ted R. Munselle to serve in this position until the Company’s annual meeting of stockholders to be held following the fiscal year ended December 31, 2022 (i.e., this meeting).

Selection of Nominees for the Board

The Governance and Nominating Committee will consider candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. The Governance and Nominating Committee may also retain a third-party executive search firm to identify candidates upon request of the Governance and Nominating Committee from time to time. A stockholder who wishes to recommend a prospective nominee for the Board should notify the Company's Corporate Secretary or any member of the Governance and Nominating Committee in writing with whatever supporting material the stockholder considers appropriate. The Governance and Nominating Committee will also consider whether to nominate any person nominated by a stockholder pursuant to the provisions of the Company's bylaws relating to stockholder nominations.

Once the Governance and Nominating Committee has identified a prospective nominee, the Governance and Nominating Committee will make an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination will be based on whatever information is provided to the Governance and Nominating Committee with the recommendation of the prospective candidate, as well as the Governance and Nominating Committee's own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination will be based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Governance and Nominating Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, it may request the third-party search firm to gather additional information about the prospective nominee's background and experience and to report its findings to the Governance and Nominating Committee. The Governance and Nominating Committee will then evaluate the prospective nominee against the standards and qualifications set out in the Company's Corporate Governance Guidelines, including:

●          the ability of the prospective nominee to represent the interests of the stockholders of the Company;

●          the prospective nominee's standards of integrity, commitment and independence of thought and judgment;

●         the prospective nominee's ability to dedicate sufficient time, energy, and attention to the diligent performance of his or her duties, including the prospective nominee's service on other public company boards, as specifically set out in the Company's Corporate Governance Guidelines;

●          the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board;

●        the extent to which the prospective nominee helps the Board reflect the diversity of the Company's stockholders, employees, customers, guests and communities; and

●          the willingness of the prospective nominee to meet any minimum equity interest holding guideline.

The Governance and Nominating Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Governance and Nominating Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Governance and Nominating Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Governance and Nominating Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Governance and Nominating Committee.

The Bylaws of the Company provide that any stockholder entitled to vote at the Annual Meeting in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such stockholders’ intention to make such nomination has been delivered personally to, or has been mailed to and received by the Secretary at the principal office of the Company not later than 35 nor more than 60 days prior to the meeting. If a stockholder has a suggestion for candidates for election, the stockholder should follow this procedure. Each notice from a stockholder must set forth (i) the name and address of the stockholder who intends to make the nomination and the name of the person to be nominated, (ii) the class and number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the record date for the meeting and as of the date of such notice, (iii) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person specified in the notice, (iv) a description of all arrangements or understandings between such stockholder and each nominee and any other person (naming those persons) pursuant to which the nomination is to be made by such stockholder, (v) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules, and (vi) the consent of each nominee to serve as a director of the Company if so elected. The Chairman of the Annual Meeting may refuse to acknowledge the nomination of any person not made in compliance with this procedure.

Determinations of Director Independence

In February 2004, the Board enhanced its Corporate Governance Guidelines. The Guidelines adopted by the Board meet or exceed the listing standards adopted during that year by the NYSE. The full text of the Guidelines can be found in the Investor Relations section of the Company's website (www.transconrealty-invest.com). A copy may also be obtained upon request from the Company's Corporate Secretary.

Pursuant to the Guidelines, the Board undertook its annual review of director independence in March 2023. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including those reported under "Certain Relationships and Related Transactions” below. The Board also examined transactions and relationships between directors or their affiliates and members of the Company's senior management or their affiliates. As provided in the Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

As a result of these reviews, the Board affirmatively determined that Directors Henry A. Butler, Ted R. Munselle, Robert A. Jakuszewski, Raymond D. Roberts, Sr., and William J. Hogan were, and are, each independent of the Company and its management under the standards set forth in the Corporate Governance Guidelines. At the time of his election as a director effective October 11, 2023, the Board affirmatively determined that Fernando Victor Lara Celis was, and is, independent of the Company and its Management under the same standards.

Directors’ Service for Other Publicly Held Entities

Each of Ted R. Munselle (and Raymond D. Roberts, Sr. prior to his resignation on October 10, 2023) serves as a member of the Audit Committee of this Company as well as two other corporations which are part of a consolidated group for financial statement reporting purposes, all of which are involved in the real estate industry, the common stock of each of which is listed and available for trading on the NYSE and/or NYSE American. Each also serves on one other Board of Directors and Audit Committee, thus making four entities for which each of Messrs. Munselle and Roberts (prior to his resignation on October 10, 2023) serves in a similar capacity. The Board has determined, after discussion, that the fact that three of the entities are part of a consolidated group requires each of Messrs. Munselle and Roberts (prior to his resignation on October 10, 2023) to be familiar with the financial reporting requirements and standards of each of those entities due to the fact of consolidation and does not create an additional burden upon either Mr. Munselle or Mr. Roberts (prior to his resignation on October 10, 2023) but also confers a benefit on each of those three entities, as it may well save on each of Messrs. Munselle’s and Roberts’ time and responsibility. The three consolidated entities and each of the other entities have no specific policy or prohibition upon either Mr. Munselle’s or Mr. Roberts’ (prior to his resignation on October 10, 2023) or any other person’s service to any other publicly held entities, but the members of this Board periodically review other relationships among Committee and Board members with other independent entities to ensure that no conflict exists and, in fact, have confirmed that each of Messrs. Munselle’s and Roberts’ service to other entities in other industries benefits the expertise of each of Messrs. Munselle and Roberts (prior to his resignation on October 10, 2023) and the Company.

Board Meetings During Fiscal 2022

The Board met six times during fiscal 2022. No incumbent director attended fewer than 75% of the meetings of the Board and Committees on which he or she served. Under the Company’s Corporate Governance Guidelines, each Director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including by attending meetings of the stockholders of the Company, the Board and Committees of which he or she is a member. In addition, the independent directors met in executive session four times during fiscal 2022.

Directors’ Compensation

Except for Henry A. Butler, Chairman of the Board, who is paid a fee per meeting attended, each nonemployee director is currently entitled to receive an annual retainer of $12,000 plus reimbursement for expenses. Prior to January 4, 2010, when the Board of Directors reduced fees, each nonemployee director was entitled to an annual retainer of $30,000. The Chairman of the Board does not currently receive any additional fee per year. The Chairman of the Audit Committee receives an annual fee of $500. In addition, each independent director receives an additional fee of $1,000 per day for any special services rendered to the Company outside of his or her ordinary duties as a director plus reimbursement of expenses. The Company also reimburses directors for travel expenses incurred in connection with attending Board, committee and stockholder meetings and for other Company/business related expenses. Directors who are also employees of the Company or its Advisor receive no additional compensation for service as a director.

During 2022, $54,332 was paid to the nonemployee directors in total directors’ fees for all services, including the annual fee for service during the period from January 1, 2022, through December 31, 2022, and special service fees. Those fees received by the nonemployee directors were Raymond D. Roberts, Sr. ($12,000), Ted Munselle ($12,500), William J. Hogan ($12,000), Robert A. Jakuszewski ($12,000) and Henry A. Butler ($5,832).

Stockholders’ Communication with the Board

Stockholders and other parties interested in communicating directly with the Presiding Director or with the nonmanagement directors as a group may do so by writing to Ted R. Munselle, Director, Post Office Box 830163, Richardson, Texas 75083-0163. Effective March 22, 2004, the Governance and Nominating Committee of the Board also approved a process for handling letters received by the Company and addressed to members of the Board but received at the Company. Under that process, the Corporate Secretary of the Company reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and received by the Company and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics, which applies to all directors, officers and employees (including those of the Contractual Advisor). In addition, the Company has adopted a code of ethics entitled “Code of Ethics for Senior Financial Officers” that applies to the principal executive officer, president, principal financial officer, chief financial officer, the principal accounting officer and controller. The text of both documents is available on the Company's Investor Relations website (www.transconrealty-invest.com). The Company intends to post amendments to or waivers from its Code of Ethics for Senior Financial Officers (to the extent applicable to the Company's principal executive officer, principal financial officer or principal accounting officer) at this location on its website.

Compliance with Section 16(a) of Reporting Requirements

Section 16(a) under the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and any persons holding 10% or more of the Company’s shares of Common Stock to report their ownership of the Company’s shares of Common Stock and any changes in that ownership to the SEC on specified report forms. Specific due dates for these reports have been established, and the Company is required to report any failure to file by these dates during each fiscal year. All of these filing requirements were satisfied by the Company’s directors and executive officers and holders of more than 10% of the Company’s Common Stock during the fiscal year ended December 31, 2022 and thereafter, through the Record Date. In making these statements, the Company has relied upon the written representations of its directors and executive officers and the holders of 10% or more of the Company’s Common Stock and copies of the reports that each has filed with the SEC.

Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners

The following table sets forth the ownership of the Company’s Common Stock, both beneficially and of record, both individually and in the aggregate, for those persons or entities known by the Company to be the beneficial owners of more than 5% of its outstanding Common Stock as of the close of business on November 6, 2023.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership*	Approximate Percent of Class**

American Realty Investors, Inc. 1603 LBJ Freeway, Suite 800 Dallas, Texas 75234	6,771,718(a)(b)(c)	78.38%

May Realty Holdings, Inc. 1603 LBJ Freeway, Suite 800 Dallas, Texas 75234	7,392,646(a)(b)(d)	85.57%

Realty Advisors, Inc. 1603 LBJ Freeway, Suite 800 Dallas, Texas 75234	620,928(d)	7.19%

Transcontinental Realty Acquisition Corporation 1603 LBJ Freeway, Suite 800 Dallas, Texas 75234	1,383,226(b)	16.01%

(a)       Includes 5,383,192 shares (62.31%) directly owned by American Realty Investors, Inc. (“ARL”) directly, over which the directors of ARL may be deemed to be beneficial owners by virtue of their positions as directors of ARL; also includes 5,300 shares (0.06%) owned by EQK Holdings, Inc., which is wholly owned by ARL. The directors of ARL disclaim beneficial ownership of such shares.

(b)       Includes 1,383,226 shares (16.01%) owned by Transcontinental Realty Acquisition Corporation (“TRAC”), which is a wholly owned subsidiary of ARL, over which the director of TRAC, Erik L. Johnson, may be deemed to be the beneficial owner by virtue of his position as director of TRAC. The director of TRAC disclaims beneficial ownership of such shares.

(c)       Each of the directors of ARL, Henry A. Butler, William J. Hogan, Robert A. Jakuszewski, Ted R. Munselle, Bradford A. Phillips and Raymond D. Roberts, Sr. may be deemed to be the beneficial owners by virtue of their positions as current directors of ARL. The directors of ARL disclaim such beneficial ownership.

(d)       Includes 620,928 shares (7.19%) directly owned by Realty Advisors, Inc. (“RAI”), which is 100% owned by May Realty Holdings, Inc. (“MRHI”).

Security Ownership of Management

The following table sets forth the ownership of the Company’s Common Stock, both beneficially and of record, both individually and in the aggregate for the directors, nominees for election as a director, and executive officers of the Company as of the close of business on November 6, 2023:

	Amount and Nature of	Approximate Percent
Name of Beneficial Owner	Beneficial Ownership*	of Class **

Henry A. Butler	6,771,718(1)	78.38%

Louis A. Corna	7,392,646(1)(2)	85.57%

William J. Hogan	6,771,718(1)	78.38%

Robert A. Jakuszewski	6,771,718(1)	78.38%

Erik L. Johnson	7,392,646(1)(2)	85.57%

Ted R. Munselle	6,771,718(1)	78.38%

Bradford A. Phillips	6,771,718(1)	78.38%

Fernando Victor Lara Celis	6,771,718(1)	78.38%

All directors and executive officers as a group (8 people)	7,392,646(1)(2)	85.58%

*         “Beneficial Ownership” means the sole or shared power to vote, or to direct the voting of, a security or investment power with respect to a security, or any combination thereof.

**       Percentages are based upon 8,639,316 shares of Common Stock outstanding at November 3, 2023.

(1)       Includes 5,383,192 shares owned by ARL and 1,383,226 shares owned by TRAC, over which the executive officers and members of the Board of Directors of ARL may be deemed to be the beneficial owners by virtue of their positions as executive officers and members of the Board of Directors of ARL; also includes 5,300 shares owned by EQK Holdings, Inc., which is wholly owned by ARL. The executive officers and current members of the Board of Directors of ARL disclaim beneficial ownership of such shares.

(2)       Includes 620,928 shares owned by RAI, over which the executive officers of RAI may be deemed to be the beneficial owners by virtue of their positions. The executive officers of RAI disclaim beneficial ownership of such shares.

PROPOSAL 1

ELECTION OF DIRECTORS

Six directors are to be elected at the Annual Meeting. Each director elected will hold office until the Annual Meeting following the fiscal year ending December 31, 2023. All of the nominees for director are now serving as directors of the Company. Each of the nominees has consented to being named in this proxy statement as a nominee and has agreed to serve as a director if elected. The persons named on the proxy card will vote for all of the nominees for director listed unless you withhold authority to vote for one or more of the nominees. The nominees receiving a plurality of votes cast at the Annual Meeting will be elected as directors. Abstentions and broker non-votes will not be treated as a vote for or against any particular nominee and will not affect the outcome of the election of directors. Cumulative voting for the election of directors is not permitted. If any director is unable to stand for reelection, the Board will designate a substitute. If a substitute nominee is named, the persons named on the proxy card will vote for the election of the substitute director.

The nominees for directors are listed below, together with their ages, terms of service, all positions and offices with the Company or the Company’s advisor, other principal occupations, business experience and directorships with other companies during the last five years or more. The designation “affiliated” when used below with respect to a director means that the director is an officer, director or employee of the Company or the advisor.

Henry A. Butler, 73

Retired (since April 30, 2019); for more than five years prior to retirement, Broker - Land Sales (April 30, 2011 to April 30, 2019) for Pillar Income Asset Management, Inc. (“Pillar”) and (July 2003 to April 2011) for Prime Income Asset Management, LLC (“Prime”) and (1992 to June 2003) for Basic Capital Management, Inc. (“BCM”); Director (since November 2005) of the Company and (since July 2003) of ARL and Director (since February 8, 2011) and Chairman of the Board (since May 12, 2011) of Income Opportunity Realty Investors, Inc. (“IOR”); Chairman of the Board (since May 28, 2009) of the Company and ARL.

William J. Hogan, 65

Retired (since December 31, 2020). Registered Representative and Investment Advisor Representative, employed (January 2013 - December 31, 2020) by Cetera Advisor Networks LLC, a general securities and investment advisory firm with an office in San Antonio, Texas. From November 2009 through December 2012, Mr. Hogan was a registered representative, employed by Financial Network Investment Corp. in San Antonio, Texas. He holds Series 7 (General Securities Representative), Series 63 (Uniform Securities Agent State Law), and Series 65 (Investment Advisor) licenses issued by Financial Industry Regulatory Authority (“FINRA”). Mr. Hogan has been a director of the Company and ARL since February 1, 2020.

Robert A. Jakuszewski, 61

Territory Manager for Artesa Labs (since April 2015). He was a medical specialist (from January 2014 to April 2015) for VAYA Pharma, Inc.; Senior Medical Liaison for Vein Clinics of America (January 2013 to July 2013); Vice President of Sales and Marketing (September 1998 to December 2012) for New Horizons Communications, Inc.; Consultant (January 1998 - September 1998) for New Horizon Communications, Inc.; Regional Sales Manager (1996-1998) for Continental Funding; Territory Manager (1992-1996) for Sigvaris, Inc.; Senior Sales Representative (1988-1992) for Mead Johnson Nutritional Division, USPNG; and Sales Representative (1986-1987) for Muro Pharmaceutical, Inc. Mr. Jakuszewski has been a director of IOR since March 16, 2004, and a director of the Company and ARL since November 22, 2005.

Ted. R. Munselle, 68

Vice President and Chief Financial Officer (since October 1998) of Landmark Nurseries, Inc.; President (since December 2004 until sold in April 2007) of Applied Educational Opportunities, LLC, an educational organization which had two career training schools located in Texas; Director (since February 2004) of the Company and ARL and (since May 2009) IOR; Certified Public Accountant (since 1980) who was employed as an Audit Partner in two Dallas, Texas based CPA firms (1986 to 1998), as an Audit Manager at Grant Thornton LLP (1983 to 1986) and as Audit Staff to Audit Supervisor at Laventhal & Horwath (1977 to 1983). Mr. Munselle is also a director (since February 17, 2012) of Spindletop Oil & Gas Company, a publicly held Texas corporation, whose stock is traded in the Over-The-Counter (“OTC”) market.

Bradford A. Phillips, 58

Chief Executive Officer (since March 1, 2008) and Chairman of LBL Group of Insurance Companies since 1999. Mr. Phillips has served as President of Midland Securities, LLC, a Dallas, Texas based broker/dealer, since 2002. Prior to joining LBL Group, he served as President of InterFirst Capital Corporation of Los Angeles, California. Mr. Phillips holds a number of securities licenses, including the Series 4 (Options Principal), Series 7 (General Securities License), Series 24 (General Securities Principal), Series 27 (Financial and Operations Principal), Series 53 (Municipal Securities Principal), Series 55 (Equity Trading Principal), and Series 63 (Blue Sky Securities License). He has been a director of the Company and of ARL (since March 11, 2021).

Fernando Victor Lara Celis, 57

Mr. Lara is an entrepreneur and (since March 2006) the General Manager and President of FYA Project, LLC, a Schlotzsky’s Deli Franchise (Restaurant and Fast Food) which owns and operates seven locations in the North Dallas, Texas area. He was also instrumental in 2010 in establishing the first commissary bakery for a group of Schlotzsky’s franchisees in the DFW area and in 2012 organized and led all DFW area Schlotzsky’s franchisees to establish the current local marketing efforts, the largest of all Schlotzsky’s – Cinnabon systems in the USA. Also, since April 2009, Mr. Lara has been General Manager and President of UDF de Mexico S.de R.L. de C.V., a Dallas, Texas based independent contractor which manages real estate projects Loma Bonita and la Laguna in Tampico, Mexico, which are owned by Liberty Bankers Life Insurance Company. Prior to March 2006 and for more than five years, Mr. Lara was employed by the Mexico State Superior Control Authority in Veracruz, Mexico as a General Auditor and/or Information Manager. Although born in Mexico, Mr. Lara is a United Stats citizen. Mr. Lara was elected as a director of the Company effective October 11, 2023 to fill the vacancy created by the resignation on October 10, 2023 of Raymond D. Roberts, Sr. Mr. Lara was also elected effective October 11, 2023 as a director of ARL and IOR.

The Board of Directors unanimously recommends a vote FOR

the election of all Nominees named above.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Farmer, Fuqua & Huff, P.C. as the independent registered public accounting firm of the Company for the 2023 fiscal year and to conduct quarterly reviews through September 30, 2024. The Company’s Bylaws do not require that stockholders ratify the appointment of Farmer, Fuqua & Huff, P.C. as the Company’s independent registered public accounting firm. Farmer, Fuqua & Huff, P.C. has served as the Company’s independent public accounting firm for each of the fiscal years ended December 31, 2004 through 2022. The Audit Committee will consider the outcome of this vote in its decision to appoint an independent registered public accounting firm next year, however, it is not bound by the stockholders’ decision. Even if the selection is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

A representative of Farmer, Fuqua & Huff, P. C. will attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from the stockholders.

The Board of Directors recommends a vote FOR the ratification of the appointment of Farmer, Fuqua & Huff, P.C. as the

Company’s independent registered public accounting firm.

Fiscal Years 2022 and 2021 Audit Firm Fee Summary

The following table sets forth the aggregate fees for professional services rendered to or for the Company only for the years 2022 and 2021 by Farmer, Fuqua & Huff, P. C.:

	2022	2021
Type of Fee	Farmer, Fuqua & Huff, P.C.	Farmer, Fuqua & Huff, P.C.
Audit Fees	$226,800	$299,900
Audit-Related Fees		—
Tax Fees	$3,000	—
All Other Fees	—	—
Total	$229,800	$299,900

The audit fees for 2022 and 2021, respectively, were for professional services rendered for the audits and reviews of the consolidated financial statements of the Company. Tax fees for 2022 were for services related to federal and state compliance and advice.

All services rendered by the principal auditors are permissible under applicable laws and regulations and were pre-approved by either the Board of Directors or the Audit Committee, as required by law. The fees paid the principal auditors for services as described in the above table fall under the categories listed below:

Audit Fees. These are fees for professional services performed by the principal auditor for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-Q filings and services that are normally provided in connection with statutory and regulatory filing or engagements.

Audit-Related Fees. These are fees for assurance and related services performed by the principal auditor that are reasonably related to the performance of the audit or review of the Company’s financial statements. These services include attestations by the principal auditor that are not required by statute or regulation and consulting on financial accounting/reporting standards.

Tax Fees. These are fees for professional services performed by the principal auditor with respect to tax compliance, tax planning, tax consultation, returns preparation and review of returns. The review of tax returns includes the Company and its consolidated subsidiaries.

All Other Fees. These are fees for other permissible work performed by the principal auditor that do not meet the above category descriptions.

These services are actively monitored (as to both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in the principal auditor’s core work, which is the audit of the Company’s consolidated financial statements.

Report of the Audit Committee

The Audit Committee of the Board of Directors is composed of four directors, each of whom satisfies the requirements of independence, experience and financial literacy under the requirements of the NYSE and the SEC. The Audit Committee has directed the preparation of this report and has approved its content and submission to the stockholders.

The Audit Committee is responsible for, among other things:

●          retaining and overseeing the independent registered public accounting firm that serves as our independent auditor and evaluating their performance and independence;

●          reviewing the annual audit plan with management and the independent registered public accounting firm;

●          preapproving any permitted non-audit services provided by our independent registered public accounting firm;

●          approving the fees to be paid to our independent registered public accounting firm;

●       reviewing the adequacy and effectiveness of our internal controls with management, internal auditors and the independent registered public accounting firm;

●        reviewing and discussing the annual audited financial statements and the interim unaudited financial statements with management and the registered public accounting firm; and

●         approving our internal audit plan and reviewing reports of our internal auditors.

The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee’s responsibilities are set forth in this charter which is available on our website at www.transconrealty-invest.com.

The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company’s financial statements, the adequacy of the Company’s system of internal controls, the Company’s risk management, the Company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of the Company’s independent auditors. The Audit Committee has sole authority over the selection of the Company’s independent auditors and manages the Company’s relationship with its independent auditors. The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receive appropriate funding, as determined by the Audit Committee, from the Company for such advice and assistance.

The Audit Committee met five times during 2022. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Audit Committee’s meetings include private sessions with the Company’s independent auditors without the presence of the Company’s management, as well as executive sessions consisting of only Audit Committee members. The Audit Committee also meets senior management from time to time.

Management has the primary responsibility for the Company’s financial reporting process, including its system of internal control over financial reporting and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing those financial statements in accordance with professional standards and expressing an opinion as to their material conformity with U.S. generally accepted accounting principles and for auditing management’s assessment of, and the effective operation of, internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review the Company’s financial reporting process and discuss management’s report on the Company’s internal control over financial reporting. It is not the Audit Committee’s duty or responsibility to conduct audits or accounting reviews or procedures. The Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the opinion of the independent registered public accountants included in their report on the Audit Committee’s financial statements.

As part of its oversight of the Company’s financial statements, the Audit Committee reviews and discusses with both management and the Company’s independent registered public accountants all annual and quarterly financial statements prior to their issuance. During 2022, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with accounting principles generally accepted in the United States of America, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews include discussions with the independent accountants of the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards), including the quality (not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and disclosures related to critical accounting practices. The Audit Committee has also discussed with Farmer, Fuqua & Huff, P.C. matters relating to its independence, including a review of audit and non-audit fees, and written disclosures from Farmer, Fuqua & Huff, P. C. to the Company pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee also considered whether non-audit services, provided by the independent accountants are compatible with the independent accountant’s independence. The Company also received regular updates on the amount of fees and scope of audit, audit related, and tax services provided.

In addition, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal controls, reviewed staffing levels and steps taken to implement recommended improvements in any internal procedures and controls.

Based on the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Board of Directors, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC. The Audit Committee and the Board of Directors have also selected Farmer, Fuqua & Huff, P. C. as the Company’s independent registered public accountants and auditors for the fiscal year ending December 31, 2023.

August 10, 2023	AUDIT COMMITTEE

Raymond D. Roberts, Sr.[1]	Ted R. Munselle	William J. Hogan	Robert A. Jakuszewski

The members of the Audit Committee discussed the fact that Ted Munselle serves as the Chairman of the Audit Committee and the qualified Audit Committee financial expert within the meaning of SEC Regulations and that he has the accounting and related financial management expertise within the meaning of the listing standards of the NYSE with respect to this corporation, as well as two other corporations which are part of a consolidated group for financial statement purposes, and that he serves in a similar capacity for an unrelated corporation involved in another industry, the Common Stock of which is available for trading in the Over-the-Counter (“OTC”) Market, thus making four entities for which he serves in a similar capacity. The Audit Committee has determined, after discussion, that the fact that three entities are part of a consolidated group requires Mr. Munselle to be familiar with the financial reporting requirements and standards of each of those entities due to the fact of consolidation and does not create an additional burden upon Mr. Munselle but, in fact, confers a benefit on each of the entities, as it may well save on Mr. Munselle’s time and responsibility. While this entity and the other two consolidated entities have no specific policy or prohibition upon Mr. Munselle or any other person’s service to other publicly held entities, the members of this Committee periodically review other relationships among Committee and Board members with other independent entities to ensure that no conflict exists and, in fact, have confirmed that service to other entities in other industries benefits the expertise of the individuals involved.

Pre-approval Policy for Audit and Non-Audit Services

Under the Sarbanes-Oxley Act of 2002 (the “SO Act”), and the rules of the SEC, the Audit Committee of the Board of Directors is responsible for the appointment, compensation and oversight of the work of the independent auditor. The purpose of the provisions of the SO Act and the SEC rules for the Audit Committee role in retaining the independent registered public accounting firm is twofold. First, the authority and responsibility for the appointment, compensation and oversight of the auditors should be with directors who are independent of management. Second, any non-audit work performed by the auditors should be reviewed and approved by these same independent directors to ensure that any non-audit services performed by the auditor do not impair the independence of the independent auditor. To implement the provisions of the SO Act, the SEC issued rules specifying the types of services that an independent auditor may not provide to its audit client, and governing the Audit Committee’s administration of the engagement of the independent auditor. As part of this responsibility, the Audit Committee is required to preapprove the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence. Accordingly, the Audit Committee has adopted a written pre-approval policy of audit and non-audit services (the “Policy”), which sets forth the procedures and conditions pursuant to which services to be performed by the independent auditor are to be preapproved. Consistent with the SEC rules establishing two different approaches to approving non-prohibited services, the policy of the Audit Committee covers pre-approval of audit services, audit-related services, international administration tax services, non-U.S. income tax compliance services, pension and benefit plan consulting and compliance services, and U.S. tax compliance and planning. At the beginning of each fiscal year, the Audit Committee will evaluate other known potential engagements of the independent auditor, including the scope of work proposed to be performed and the proposed fees, and approve or reject each service, taking into account whether services are permissible under applicable law and the possible impact of each non-audit service on the independent auditor’s independence from management. Typically, in addition to the generally preapproved services, other services would include due diligence for an acquisition that may or may not have been known at the beginning of the year. The Audit Committee has also delegated to any member of the Audit Committee designated by the Board or the financial expert member of the Audit Committee responsibilities to preapprove services to be performed by the independent auditor not exceeding $25,000 in value or cost per engagement of audit and non-audit services, and such authority may only be exercised when the Audit Committee is not in session.

1 Raymond D. Roberts, Sr. resigned as a director on October 10, 2023. The Audit Committee Report was rendered August 10, 2023.

Executive Compensation

The Company has no employees, payroll or benefit plans and pays no compensation to its executive officers. The executive officers of the Company who are also officers or employees of Pillar, the Company’s advisor, are compensated by Pillar. Such executive officers perform a variety of services for Pillar and the amount of their compensation is determined solely by Pillar. Pillar does not allocate the cash compensation of its officers among the various entities for which it serves as advisor. See “The Advisor” for a discussion of the compensation payable to Pillar under the Advisory Agreement.

Compensation Committee Report

The Compensation Committee of the Board of Directors is comprised of at least two directors who are independent of management and the Company. Each member of the Compensation Committee must be determined to be independent by the Board under the Corporate Governance Guidelines on Director Independence adopted by the Board and under the NYSE standards for nonemployee directors and Rule 16b-3(b)(3)(i) of the rules and regulations promulgated under the Securities Exchange Act of 1934 and the requirements for “outside directors” set forth in Treasury Regulations, Section 27(e)(3). Each member of the Compensation Committee is to be free of any relationship that in the judgment of the Board from time to time may interfere with the exercise of his or her independent judgment. Each Compensation Committee member is appointed annually subject to removal at any time by the Board and serves until his or her Compensation Committee appointment is terminated by the Board. The Compensation Committee is composed of four directors, each of whom meets the standards described above.

The purposes of the Compensation Committee are to oversee the policies of the Company relating to compensation to be paid by the Company to the Company’s principal executive officer (“CEO”) and any other officers designated by the Board and make recommendations to the Board with respect to such policies, produce necessary reports and executive compensation for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations, and monitor the development and implementation of succession plans for the CEO and other key executives and make recommendations to the Board with respect to such plans.

The Company has no employees, payroll or benefit plans and pays no compensation to its executive officers. The executive officers of the Company, who are also officers or employees of Pillar, are compensated by Pillar. Such executive officers perform a variety of services for Pillar, and the amount of their compensation is determined solely by Pillar. Pillar does not allocate the cash compensation of its officers among the various entities for which it may serve as advisor or sub-advisor.

The only remuneration paid by the Company is to directors who are not officers or directors of Pillar. These independent directors (i) review the business plan of the Company to determine that it is the best interest of the stockholders, (ii) review the advisory contract and recommend any appropriate changes thereto, (iii) supervise the performance of the Company’s advisor, and review the reasonableness of the compensation paid to the advisor in terms of the nature and quality of services performed, (iv) review the reasonableness of the total fees and expenses of the Company, and (v) select, when necessary, a qualified, independent real estate appraiser to appraise properties to be acquired. See the sub caption “Directors’ Compensation” in the Proxy Statement for a description of the compensation paid.

The Charter of the Compensation Committee was adopted on March 22, 2004, and the members of the Compensation Committee, all of whom are independent within the meaning of the listing standards of the NYSE and the Company’s Corporate Governance Guidelines, are listed below. Since its formation on March 22, 2004, the Compensation Committee has annually reviewed its existing charter and regularly performed the tasks described above relating to the business plan, advisory contract, reasonableness of compensation paid to the advisor, and the reasonableness of the total fees and expenses of the Company.

August 10, 2023	COMPENSATION COMMITTEE

Robert A. Jakuszewski	Raymond D. Roberts, Sr.[2]	William J. Hogan	Ted R. Munselle

Compensation Committee Interlocks and Insider Participation

The Company’s Compensation Committee is made up of nonemployee directors who have never served as officers of, or been employed by, the Company. None of the Company’s executive officers serve on a board of directors of any entity that has a director or officer serving on this Compensation Committee.

Executive Officers

Executive officers of the Company are all employed by Pillar. None of the executive officers receive any direct remuneration from the Company nor do any hold any options granted by the Company. Their positions with the Company are not subject to a vote of stockholders. No family relationship exists among any director or executive officer of the Company. The ages, terms of service and all positions and offices with the Company, Pillar, and other affiliated entities, other principal occupations, business experience and directorships with other publicly held companies during the last five years or more are set forth below.

2 Raymond D. Roberts, Sr. resigned as a director on October 10, 2023. The Compensation Committee Report was rendered August 10, 2023.

Louis J. Corna, 76

Executive Vice President-General Counsel/Tax Counsel and Secretary (since January 2004) of the Company, ARL and IOR; Executive Vice President-Tax and Chief Financial Officer (June 2001 to October 2001) and Senior Vice President-Tax (April 2001 to June 2001) of ARL and (prior to July 2003) of BCM; Executive Vice President, General Counsel/Tax Counsel and Secretary (February 2004 to June 2011) of Prime Income Asset Management, Inc. (“PIAMI”); Private Attorney (January 2000 to December 2000); Vice President-Taxes and Assistant Treasurer (March 1998 to January 2000) of IMC Global, Inc.; Vice President-Taxes (July 1991 to February 1998) of Whitman Corporation; Executive Vice President-General Counsel/Tax Counsel (since March 31, 2011) and Secretary (since December 17, 2010) of Pillar.

Erik L. Johnson, 55

Executive Vice President and Chief Financial Officer (since August 17, 2020) of the Company and ARL and (since December 16, 2021) of IOR; Chief Financial Officer (since July 1, 2020) of Pillar. Mr. Johnson, a Certified Public Accountant, was Vice President of Financial Reporting of The Macerich Company (NYSE: MAC) in Santa Monica, California, a position he held for more than the past five years, from 2005 through June 2020. Mr. Johnson was, from 2001-2005, Controller/Chief Accounting Officer of North American Scientific, Inc. (NASDAQ: NASI), based in Los Angeles, California, and from 2000-2001, he was the Controller of Launch Media, Inc. (NASDAQ: LAUN) in Santa Monica, California.

In addition to the foregoing executive officers, the Company has several vice presidents and assistant secretaries who are not listed herein. Since the April 14, 2023 resignation of Bradley J. Muth age 63, the offices of President and Chief Executive Office of the Company have been vacant. Mr. Muth was President and Chief Executive Officer (from December 16, 2021 until April 14, 2023) of the Company. At the time of his resignation, Mr. Muth advised that his resignation was not the result of any disagreement with the Company, its Management, the Board of Directors or any Committee of the Board with respect to procedures, policies or operations of the Company.

The Advisor

Although the Board of Directors is directly responsible for managing the affairs of the Company and for setting the policies which guide it, day-to-day operations are performed by a contractual advisor under the supervision of the Board of Directors. The duties of the advisor include, among other things, locating, investigating, evaluating and recommending real estate and mortgage note investment and sales opportunities, as well as financing and refinancing sources. The advisor also serves as a consultant to the Board of Directors in connection with the business plan and investment decisions made by the Board.

Pillar is the contractual advisor to the Company. Pillar is a Nevada corporation which is owned by Realty Advisors, LLC (“RALLC”), a Nevada limited liability company, the sole member of which is RAI, which is 100% owned by MRHI, the controlling stockholder of which is a trust known as the May Trust, which is a trust for the benefit of the children of Gene E. Phillips, deceased. Pillar is a company of which Messrs. Johnson and Corna serve as executive officers. Prior to his passing away on August 16, 2019, Mr. Phillips was not an officer or director of Pillar, RAI or MRHI nor a Trustee of the May Trust.

Under the Advisory Agreement, Pillar is required to annually formulate and submit for Board approval a budget and business plan containing a twelve-month forecast of operations and cash flow, a general plan for asset sales and purchases, borrowing activity and other investments. Pillar is required to report to the Board, on a quarterly basis, the Company’s performance against the business plan. In addition, all transactions require prior Board approval, unless they are explicitly provided for in the approved plan or are made pursuant to authority expressly delegated to Pillar by the Board.

The Advisory Agreement also requires prior approval of the Board for the retention of all consultants and third party professionals, other than legal counsel. The Advisory Agreement provides that Pillar shall be deemed to be in a fiduciary relationship to the stockholders; contains a broad standard governing Pillar’s liability for losses by the Company; and contains guidelines for Pillar’s allocation of investment opportunities as among itself, the Company and other entities it advises.

The Advisory Agreement provides for the advisor to receive monthly base compensation at the rate of 0.0625% per month (0.75% on an annualized basis) of average gross asset value (total assets less allowance for amortization, depreciation or depletion and valuation reserves) and an annual net income fee equal to 7.5% of the Company’s net income.

The Advisory Agreement also provides for Pillar to receive an annual incentive sales fee equal to 10% of the amount, if any, by which the aggregate sales consideration for all real estate sold by the Company during such fiscal year exceeds the sum of: (i) the cost of each such property originally recorded in the Company’s books for tax purposes (without deduction for depreciation, amortization or reserve for losses), (ii) capital improvements made to such assets during the period owned, and (iii) all closing costs, (including real estate commissions) incurred in the sale of such real estate; provided, however, no incentive fee shall be paid unless (a) such real estate sold in such fiscal year, in the aggregate, has produced 8% simple annual return on the net investment including capital improvements, calculated over the holding period before depreciation and inclusive of operating income and sale consideration, and (b) the aggregate net operating income from all real estate owned for each of the prior and current fiscal years shall be at least 5% higher in the current fiscal year than in the prior fiscal year.

Additionally, pursuant to the Advisory Agreement, Pillar or an affiliate of Pillar is to receive an acquisition commission for supervising the acquisition, purchase or long-term lease of real estate equal to the lesser of (i) up to 1% of the cost of acquisition, inclusive of commissions, if any, paid to nonaffiliated brokers, or (ii) the compensation customarily charged in arm’s length transactions by others rendering similar property acquisition services as an ongoing public activity in the same geographical location and for comparable property, provided that the aggregate purchase price of each property (including acquisition fees and real estate brokerage commissions) may not exceed such property’s appraised value at acquisition. Pillar does not receive any commission or acquisitions from an affiliated or related party.

The Advisory Agreement requires Pillar or any affiliate of Pillar to pay to the Company one half of any compensation received from third parties with respect to the origination, placement or brokerage of any loan made by the Company; provided, however, that the compensation retained by Pillar or any affiliate of Pillar shall not exceed the lesser of (i) 2% of the amount of the loan commitment, or (ii) a loan brokerage and commitment fee which is reasonable and fair under the circumstances.

The Advisory Agreement also provides that Pillar or an affiliate of Pillar is to receive a mortgage or loan acquisition fee with respect to the acquisition or purchase of any existing mortgage loan by the Company equal to the lesser of (i) 1% of the amount of the loan purchased, or (ii) a brokerage and commitment fee which is reasonable and fair under the circumstances. Such fee will not be paid in connection with the origination or funding of any mortgage loan by the Company.

Under the Advisory Agreement, Pillar or an affiliate of Pillar also is to receive a mortgage brokerage and equity refinancing fee for obtaining loans or refinancing on properties equal to the lesser of (i) 1% of the amount of the loan or the amount refinanced, or (ii) a brokerage or refinancing fee which is reasonable and fair under the circumstances; provided, however, that no such fee shall be paid on loans from Pillar or an affiliate of Pillar without the approval of the Company’s Board of Directors. No fee shall be paid on loan extensions.

The Advisory Agreement also provides that for all activities in connection with or related to construction for the Company and its subsidiaries, Pillar shall receive a fee equal to 6% of the so-called “hard costs” only of any costs of construction on a completed basis, based upon amounts set forth as approved on any architect certificate issued in connection with such construction, which fee is payable at such time as the applicable architect certifies others costs for payment to third parties. The phrase “hard costs” means all actual costs of construction paid to contractors, subcontractors, and third parties for material or labor performed as part of the construction but does not include items generally regarded as “soft costs,” which are consulting fees, attorneys’ fees, architectural fees, permit fees and fees of other professionals.

Under the Advisory Agreement, Pillar receives reimbursement of certain expenses incurred by it in the performance of advisory services. Under the Advisory Agreement, all or a portion of the annual advisory fee must be refunded by the advisor if the Operating Expenses of the Company (as defined in the Advisory Agreement) exceed certain limits specified in the Advisory Agreement based on the book value, net of asset value and net income of the Company during the fiscal year.

If and to the extent that the Company shall request of Pillar, or any director, officer, partner or employee of Pillar, to render services to the Company other than those required to be rendered by Pillar under the Advisory Agreement, such additional services, if performed, will be compensated separately on terms agreed upon between such party and the Company from time to time.

The Advisory Agreement automatically renews from year to year unless terminated in accordance with its terms. Management believes that the terms of the Advisory Agreement are at least as fair as could be obtained from unaffiliated third parties.

Situations may develop in which the interests of the Company are in conflict with those of one or more directors or officers in their individual capacities or of Pillar, or of their respective affiliates. In addition to services performed for the Company, Pillar actively provides similar services as agent for, and advisor to, other real estate enterprises, including persons and entities involved in real estate developing and financing, including ARL, IOR, and the Company. The Advisory Agreement provides that Pillar may also serve as advisor to those entities.

As advisor, Pillar is a fiduciary of the Company’s public investors. In determining to which entity a particular investment opportunity will be allocated, Pillar will consider the respective investment objectives of each entity and the appropriateness of a particular investment in light of each such entity’s existing mortgage note and real estate portfolio and business plan. To the extent any particular investment opportunity is appropriate to more than one such entity, such investment opportunity will be allocated to the entity that has had funds available for investment for the longest period of time, or, if appropriate, the investment may be shared among various entities.

Effective April 30, 2011, the Company and Pillar entered into a Cash Management Agreement to further define the administration of the Company’s day-to-day investment operations, relationship contacts, flow of funds and deposit and borrowing of funds. Under the Cash Management Agreement, all funds of the Company are delivered to Pillar which has a deposit liability to the Company and is responsible for payment of all payables and investment of all excess funds which earn interest at the Wall Street Journal Pillar Rate plus 1% per annum, as set quarterly on the first day of each calendar quarter. Borrowings for the benefit of the Company bear the same interest rate. The term of the Cash Management Agreement is coterminous with the Advisory Agreement, and it is automatically renewed each year unless terminated with the Advisory Agreement.

The directors and principal executive officers of Pillar are set forth below:

Name	Offices

Erik L. Johnson	Executive Vice President and Chief Financial Officer
Gina H. Kay	Executive Vice President and Chief Accounting Officer
Louis J. Corna	Executive Vice President, General Counsel, Tax Counsel and Secretary
Gene S. Bertcher	Director

Property Management

Effective January 1, 2011, Regis Realty Prime, LLC d/b/a Regis Property Management, LLC, a Nevada limited liability company (“Regis”), the sole member of which is RALLC, has managed the Company’s commercial properties for a fee of 3% or less of the monthly gross rents collected on any commercial properties Regis manages and leasing commissions of 6% or less in accordance with the terms of a property level management agreement.

Real Estate Brokerage

Regis also provides real estate brokerage services to the Company on a nonexclusive basis. Regis is entitled to receive a real estate commission for property purchases and sales in accordance with a sliding scale of total fees to be paid (i) maximum fee of 4.5% on the first $2 million of any purchase or sale transaction of which no more than 3.5% would be paid to Regis or affiliates; (ii) maximum fee of 3.5% on transaction amounts between $2 million and $5 million, of which no more than 3% would be paid to Regis or affiliates; (iii) maximum fee of 2.5% on transaction amounts between $5 million and $10 million, of which no more than 2% would be paid to Regis or affiliates; and (iv) maximum fee of 2% on transaction amounts in excess of $10 million, of which no more than 1.5% would be paid to Regis or affiliates.

Certain Relationships and Related Transactions

Certain Business Relationships

Pillar, the Company’s advisor, is a company for which Messrs. Johnson and Corna serve as executive officers. The executive officers of the Company also serve as executive officers of ARL and IOR and owe fiduciary duties to each of those entities, as well as to Pillar, under applicable law. ARL and IOR each have the same relationship with Pillar as does the Company. Mr. Roberts is a director of GBR and, as such, owes fiduciary duties to GBR.

The Company contracts with affiliates of Pillar for property management and brokerage services.

The Company owns an equity interest in IOR. At December 31, 2022, the Company owned, and at present continues to own, 3,381,570 shares of IOR Common Stock which comprises over 81% of IOR’s outstanding common stock. Henry A. Butler, Robert A. Jakuszewski, Ted R. Munselle and Fernando Victor Lara Celis, directors of the Company, all are also members of the Board of Directors of IOR. ARL, directly and through a wholly owned subsidiary, owns over 78% of outstanding common stock of the Company; all of the Directors of the Company are also Directors of ARL.

Tax Sharing Agreement

For tax periods ending before August 31, 2012, the Company was part of the ARL consolidated federal return. After that date, the Company and the rest of the ARL group (ARL and IOR) joined the MRHI consolidated group for tax purposes. The income tax expense (benefit) for 2010 and 2011 tax periods was calculated under a tax sharing and compensating agreement among the Company, ARL, and IOR. That agreement continued until August 31, 2012, at which time the new tax sharing and compensating agreement was entered into among the Company, ARL, IOR, and MRHI for the remainder of 2012. For 2012, the Company, ARL, and IOR had a combined net taxable loss. The benefit or expense under such arrangements is calculated based upon the amount of losses absorbed by taxable income multiplied by the statutory rate of 35% per the tax sharing and compensating agreements.

Related Party Transactions

Historically, the Company, ARL, IOR and Pillar have each engaged in, and may continue to engage in, business transactions, including real estate partnerships, with related parties. Management believes that all of the related party transactions represented the best investments available at the time and were at least as advantageous to the Company as could have been obtained from unrelated parties.

TCI paid Pillar advisory fees of $5.8 million, net income fees of $0.4 million, cost reimbursements of $3.6 million, and received interest income of $6.8 million from Pillar and related parties in 2022.

TCI paid property management fees, construction management fees, and leasing commission of $0.4 million to Regis in 2022. During 2022, Southern Properties Capital, Ltd. (“SRC”) paid management fees to Pillar in the amount of $1.9 million.

Operating Relationships

In the year ended December 31, 2022, the Company received $931,000 million in rent from Pillar and affiliates for rents of company owned properties, including Browning Place in Dallas, Texas.

Advances and Loans

From time to time, the Company and its affiliates have made advances to each other, which generally have not had specific repayment terms, did not bear interest, are unsecured, and have been reflected in the Company’s financial statements as other assets or other liabilities. The Company and the advisor charge interest on the outstanding balance of funds advanced to or from the Company. The interest rate, set at the beginning of each quarter, is the prime rate plus 1% on the average daily cash balances advanced. At December 31, 2022, the Company had a receivable from Pillar in the amount of $147.1 million.

Restrictions on Related Party Transactions

Article FOURTEENTH of the Company’s Articles of Incorporation provides that the Company shall not, directly or indirectly, contract or engage in any transaction with (i) any director, officer or employee of the Company, (ii) any director, officer or employee of the advisor, (iii) the advisor, or (iv) any affiliate or associate (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) of any of the aforementioned persons, unless (a) the material facts as to the relationship among or financial interest of the relevant individuals or persons and as to the contract or transaction are disclosed to or are known by the Board of Directors or the appropriate committee thereof, and (b) the Board of Directors or committee thereof determines that such contract or transaction is fair to the Company and simultaneously authorizes or ratifies such contract or transaction by the affirmative vote of a majority of independent directors of the Company entitled to vote thereon. Article FOURTEENTH defines an “Independent Director” as one who is neither an officer or employee of the Company, nor a director, officer or employee of the Company’s advisor.

PROPOSAL 3

APPROVAL OF AMENDMENT TO THE ARTICLES OF INCORPORATION

TO MAKE ARTICLE TENTH NOT APPLICABLE TO A BUSINESS

COMBINATION OF THE COMPANY AND

CERTAIN OTHER ENTITIES, INCLUDING ARL AND IOR

TCI has owned more than 81% of the outstanding common of IOR since 2009. Affiliates of TCI own at least 6.46% of the outstanding common stock of IOR. ARL and its subsidiaries and affiliates currently own at least 85% of the outstanding common stock of TCI. All of the current directors of IOR are also four out of the six directors of TCI, all six of whom are also the six directors of ARL. Although the Company has no current information suggesting that any Business Combination is imminent, IOR has received from a suggestion that IOR liquidate and dissolve, which might be interpreted to be a Business Combination involving IOR and TCI. TCI has received from a stockholder proposal to engage an investment banking firm to evaluate alternatives (see Proposal 4) which, if engaged might recommend as one or more alternatives, including a Business Combination.

The Board of Directors and Management of the Company while reviewing with counsel the possible interpretations of the Articles of Incorporation of TCI and Nevada law requirements has concluded that it will be in the best interests of the Company and its minority stockholders to exempt ARL and IOR and their affiliates as well as any entity which owns at least a majority of the voting securities of the Company or any entity, the majority of the voting securities of which are owned by TCI, from any confusion under Article TENTH of the Articles of Incorporation (the “TCI Amedment”), which is now proposed by the Board of Directors, and submitted to the Stockholders for approval. As amended, pursuant to TCI Amendment, Article TENTH, Part C, of the TCI Articles of Incorporation, as amended, would read in its entirety as follows (new language underlined; old language deleted and lined through):

“C. The provisions of part B of this Article TENTH shall not be applicable to a Business Combination of the Corporation and ~~Continental Mortgage and Equity Trust~~ any entity, a majority of the voting securities of which are owned by this Corporation, or which owns at least a majority of the voting securities of the Corporation or any Affiliate of such entity (or any successor to ~~Continental Mortgage and Equity Trust)~~, any such entity or Affiliate) which such Business Combination shall require only such affirmative vote, if any, as is required by applicable law or by any other provision of these Articles of Incorporation or the By-Laws of the Corporation, or any agreement with any national securities exchange. The provisions of part B of this Article TENTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by applicable law or by any other provision of these Articles of Incorporation or the By-Laws if the Business Combination shall have been approved, either specifically or as a transaction which is within an approved category of transactions, by a majority of the Board of Directors (including any directors that may be affiliated in any manner with American Realty Investors, Inc. or Income Opportunity Realty Investors, Inc. or any Affiliate thereof) or, in the case of such a Business Combination involving any Person (as hereinafter defined) that is an Affiliate (as hereinafter defined) of the Corporation nor Directors, officers or employees of any Advisor (as defined in Article THIRTEENTH), prior to the Acquisition Date (as hereinafter defined) with respect to any Person involved in such Business Combination.”

Background and Reasons

The Board of Directors believes that the change pursuant to the TCI Amendment is desirable to provide greater flexibility with respect to the consideration of potential future actions involving the Company and its controlling stockholder and affiliates. The Company currently does not have any specific agreements or plans that would involve a Business Combination involving the Company and IOR or any other entity, although the Company intends to consider transactions in the future from time to time that might involve IOR and TCI or one of TCI’s affiliates.

Potential Effect

Authorizing the Company to effectuate the TCI Amendment will not affect materially any substantive rights, powers or privileges of holders of shares of Common Stock of the Company. The TCI Amendment could make it easier (and less confusing) for TCI to propose and/or engage in a transaction or Business Combination with the Company.

Vote Required for Approval

Under NRS 78.390 a vote in favor of the TCI Amendment by the holders of a majority of the shares of common stock outstanding is required for approval. The Board of Directors unanimously recommends a vote FOR approval of the TCI Amendment.

STOCKHOLDER PROPOSAL 4

Gregory Greenberg, (beneficial owner of more than $2,000 in market value shares of Common Stock of the Company) submitted the following proposal which he has advised he intends to introduce such proposal resolution at the Annual Meeting.

“Gregory Greenberg, 8212 W. 99th Street, Overland Park, KS 66212, who beneficially owns 10,350 common shares of Transcontinental Realty Investors, Inc. (“TCI” or the “Company”) as of 12/28/2022, submits the following proposal:

RESOLVED: That the shareholders of TCI, assembled at the annual meeting in person and by proxy, hereby request that the Board of Directors immediately engage the services of an investment banking firm to evaluate alternatives including, but not limited to, a merger, orderly plan of liquidation or an outright sale of TCI on terms that will maximize share value for all shareholders.

Supporting Statement:

TCI’s wholly owned subsidiary, Southern Properties Capital (SPC) through its joint venture Victory Abobe Apartments LLC (VAA) successfully sold 45 multifamily properties in 2022. In the company’s 9/30/22 10Q filing, the sale resulted in an increase in book value per share by approximately $43.50 after taxes to near $88 share.

While TCI properly uses historical cost less depreciation in its US filings, SPC uses international accounting standards which “marks to market” these properties using appraisals. The most recent appraisal for “Browning Place” was $98.9 million while it’s held in the US near $40 million. “Stanford Center” was appraised near $52.2 million while it’s held in the US near $37 million. The Commercial Properties (before debt) is likely over $175 million.

The Company continues to own 14 multifamily properties. VAA sold 45 properties for $1.8 billion gross, or 9,205 units at approximately 195,000 per unit. TCI/SPC retained seven “holdback” properties at a valuation near $2l5 million. Using a similar valuation for the other seven properties yields a value over $200 million. These 14 properties, comprising 2,328 units would have a value near $415 million. Commercial, Residential and Land assets are well over $625 million versus a carrying amount at 9/30/22 in the US 10Q of $270 net of depreciation. That $330 million delta is equal to an additional $40+ per share in book value. This implies a value of over $130 for TCI shares. The current market price as of 12/28/22 is near $44 per share, a massive 66% discount. This still undervalues Windmill Farms considerably.

This discount is attributable to the ultimate ownership and control of TCI by the May Trust. The trustees are Gene Phillips’ brothers and the beneficiaries are the heirs of Gene Phillips. The May Trust indirectly controls 90.82% of American Realty Investors (ARL) which is TCI’s parent company.

TCI minority shareholders have been oppressed for decades by affiliated insider arrangements. With the successful sale of VAA, all shareholders should benefit from these proceeds, not just the beneficiaries of the May Trust who benefit among other advantages from being the collateral manager and borrowing money from TCI. The Board should immediately seek out opportunities to identify a transaction which realizes the intrinsic value of the assets and liquidity for all shareholders.”

Position of the Board of Directors:

Our Board recommends a vote AGAINST this proposal which is identified as Item 4 on the proxy card, for the following reasons:

●	While Victory Abobe Apartments LLC (“VAA”) did sell a number of multifamily properties in 2022, TCI’s subsidiary’s 49% share of proceeds subject to repayment of various obligations (including Debentures listed and traded on the Tel Aviv Stock Exchange [“TASE”] as well as restrictions on distributions of net proceeds to parent entities.

●	The Proponent’s own calculations/estimates described, in the supporting statement cannot be confirmed by management and are the proponents “guestimates.”

●	Management of TCI intends to continue in the business of acquisition and/or development and construction of multi-family residential/mixed use communities in attractive markets in the South, Southeastern and Southwestern U.S.

●	Management views the engagement of an investment banking firm to evaluate alternatives to be an unnecessary expenditure of funds.

●	The market price of the TCI Common Stock on the NYSE has increased significantly over the last three years.

Also, affiliates holding shares representing over 85% of the shares outstanding have advised they all will vote against this stockholder proposal.

OTHER MATTERS

The Board of Directors knows of no other matters that may be properly or should be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

FINANCIAL STATEMENTS

The audited financial statements of the Company, in comparative form for the years ended December 31, 2022 and 2021 are contained in the 2022 Annual Report to Stockholders, which was mailed to stockholders in April 2023. Such report and the financial statements contained therein are not to be considered part of this solicitation.

SOLICITATION OF PROXIES

THIS PROXY STATEMENT IS FURNISHED TO STOCKHOLDERS TO SOLICIT PROXIES ON BEHALF OF THE BOARD OF DIRECTORS OF TRANSCONTINENTAL REALTY INVESTORS, INC. The cost of soliciting proxies will be borne by the Company. Directors and officers of the Company may, without additional compensation, solicit by mail, in person or by telecommunication.

FUTURE PROPOSALS OF STOCKHOLDERS

Stockholder proposals for our Annual Meeting to be held in 2024 must be received by us by December 31, 2023, and must otherwise comply with the rules promulgated by the SEC to be considered for inclusion in our proxy statement for that year. Any stockholder proposal, whether or not to be included in our proxy materials, must be sent to our Corporate Secretary at 1603 LBJ Freeway, Suite 800, Dallas, Texas 75234.

COPIES OF TRANSCONTINENTAL REALTY INVESTORS, INC.’S ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2022, TO THE SEC ON FORM 10-K AS FILED WITH THE SEC (WITHOUT EXHIBITS) ARE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE THROUGH OUR WEBSITE WWW.TRANSCONREALTY-INVEST.COM OR UPON WRITTEN REQUEST TO TRANSCONTINENTAL REALTY INVESTORS, INC., 1603 LBJ FREEWAY, SUITE 800 DALLAS, TEXAS 75234, ATTN: INVESTOR RELATIONS.

Dated: November 7, 2023

By order of the Board of Directors,

Louis J. Corna
Executive Vice President, General Counsel, Tax Counsel and Secretary

PROXY

TRANSCONTINENTAL REALTY INVESTORS, INC.

This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders to be held on December 13, 2023.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement, Proxy Card

are available at www.transconrealty-invest.com.

The undersigned stockholder of TRANSCONTINENTAL REALTY INVESTORS, INC. hereby appoints HENRY A. BUTLER and LOUIS J. CORNA, and each of them, proxies with full power of substitution in each of them, in the name, place and stead of the undersigned, as attorneys and proxies to vote all shares of Common Stock, par value $0.01 per share, of TRANSCONTINENTAL REALTY INVESTORS, INC. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Wednesday, December 13, 2023, at 9:30 a.m., local Dallas, Texas time, at 1603 LBJ Freeway, Suite 800, Dallas, Texas 75234, or any adjournment(s) thereof, with all powers the undersigned would possess if personally present, as indicated below, for the transaction of such business as may properly come before said meeting or any adjournment(s) thereof, all as set forth in the November 7, 2023, Proxy Statement for said meeting.

[INSERT ADDRESS LABEL]	Please
Sign
Here

Dated: ____________________________________, 2023

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐	Note: Please sign exactly as your name or names appear hereon. When there is more than one owner, each must sign. When signing as an agent, attorney, administrator, executor, guardian or trustee, please indicate your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer who should indicate his title. If a partnership, please sign in partnership name by an authorized person. Please date, sign and mail this proxy card in the enclosed envelope for which no postage is required if mailed in the United States.

(Continued and to be Completed on the Other Side)

THIS PROXY WILL BE VOTED AS DIRECTED BUT IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR ALL NOMINEES AND FOR RATIFICATION OF THE APPOINTMENT OF FARMER, FUQUA & HUFF, P.C. AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. ON OTHER MATTERS THAT MAY COME BEFORE SAID MEETING, THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE ABOVE-NAMED PERSONS.

1.	Election of Directors	☐ For All Nominees (except or marked to the contrary)
☐ Withhold Authority For All Nominees listed below

Henry A. Butler, Fernando Victor Lara Celis, William J. Hogan, Robert A. Jakuszewski, Ted R. Munselle, Bradford A. Phillips,

Instruction: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name listed above.

2.	Ratification of the Appointment of Farmer, Fuqua & Huff, P.C. as the independent registered public accounting firm
☐ For ☐ Against ☐ Abstain

3	Vote as a proposed Amendment to ARTICLE TENTH of the Articles of Incorporation.
☐ For ☐ Against ☐ Abstain

4.	Vote on a Stockholder Proposal to engage an investment banking firm to evaluate alternatives.
☐ For ☐ Against ☐ Abstain

5.	In their discretion on any other matters which may properly come before the meeting or any adjournment(s) thereof.

The Board of Directors of Transcontinental Realty Investors, Inc. recommends approval of all nominees for election as directors and a vote FOR ratification of the appointment of Farmer, Fuqua and Huff, P.C. as the independent registered public accounting firm.

Please sign, date and return promptly in the enclosed envelope.

(Continued and to be Signed and Dated on the Other Side)